UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2004

MYLAN LABORATORIES INC.

(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of Incorporation)	1-9114 (Commission File Number)	25-1211621 (I.R.S. Employer Identification No.)

1500 Corporate Drive
Canonsburg, PA 15317
(Address of principal executive offices)

(724) 514-1800
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 – Entry into a Material Definitive Agreement.
Item 3.03 –Material Modification to Rights of Security Holders.
Item 9.01 – Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX
Exhibit 4.1 Amendment No. 4 to Rights Agreement, dated as of December 2, 2004, by and between the registrant and American Stock Transfer & Trust Company
Exhibit 10.29 Executive Employment Agreement, dated as of July 1, 2004, between the registrant and John P. O'Donnell

Item 1.01 – Entry into a Material Definitive Agreement.

Adoption of a Broad-Based Severance Plan

     On December 2, 2004, the Board of Directors (the “Board”) of Mylan Laboratories Inc., a Pennsylvania corporation (“Mylan” or the “Company”) approved the adoption of the Mylan Laboratories Inc. Severance Plan (the “Severance Plan”). The Severance Plan incorporates the Company’s existing severance policy, which generally provides severance benefits to eligible employees whose employment is involuntarily terminated by the Company. The Severance Plan will also provide enhanced severance benefits to eligible employees upon any “qualifying termination” of employment within two years following the occurrence of a change in control (“CIC”). A qualifying termination of employment will occur if an eligible employee’s employment is terminated by the Company (other than for cause, death or disability) or if the eligible employee terminates his employment for “good reason.” A CIC for purposes of the Severance Plan is substantially similar to the definition of CIC contained in other agreements and plans of the Company, including the Retirement Benefit Agreements described below in this Item 1.01.

     The Severance Plan covers approximately 2,200 employees (all the Company’s full-time employees, except unionized employees). An employee who is a party to an individual employment agreement or who is eligible under any other severance plan, policy or arrangement of the Company or an affiliate will not be eligible under the Severance Plan unless the employee elects to waive his or her rights under the applicable agreement, plan, policy or arrangement. In addition, any executive who becomes entitled to severance benefits pursuant to a Transition and Succession Agreement will not be eligible to receive CIC-related benefits under the Severance Plan. As a condition to receiving severance under the Severance Plan, whether prior to or following a CIC, each severed employee must execute a general release of claims in favor of the Company. Severance under the Severance Plan, prior to a CIC, is determined based on the participant’s pay grade and years of service and a participant must have completed at least two years of service to qualify for severance benefits prior to a CIC. Pre-CIC severance benefits range from two to twelve months of salary continuation and severed employees are also offered subsidized COBRA premiums over the salary continuation period and in some cases outplacement benefits.

     Participants who incur a qualifying termination within two years following a CIC will generally receive, in a lump sum, two times the cash severance benefit they would have been entitled to receive upon a pre-CIC termination (for this purpose, participants with less than two years of service will be deemed to have completed two years of service). However, employees designated as Tier I employees (currently 37 employees, none of whom is an executive officer party to a Transition and Succession Agreement with the Company) will receive a lump sum severance benefit equal to two times the sum of their annual base salary and target annual bonus for the year of termination. Participants who incur a qualifying termination within two years following a CIC will also receive:

•	continuation of welfare benefits for a period of time corresponding to the time they would have received salary continuation if severance had not been paid in a lump sum;

•	outplacement benefits in some cases; and

•	reimbursement of legal fees and expenses they incur in seeking to enforce rights under the Severance Plan, unless the claims are determined to be frivolous or not to have been brought in good faith.

     If a participant would be subject to excise tax contemplated by Section 4999 of the Internal Revenue Code of 1986, as amended, the benefits payable to such participant will be reduced to the extent necessary to avoid imposition of such tax.

     The Board may amend or terminate the Severance Plan, but may not terminate the Severance Plan or amend it in a manner adverse to participants during the pendency of a Potential CIC, for six months thereafter and for the two-year period following the occurrence of a CIC. For purposes of the Severance Plan, a “Potential CIC” will generally occur if (i) the Company enters into a definitive agreement, the consummation of which would result in a CIC; (ii) any third party acquires in excess of 15% of the Company’s outstanding voting securities; (iii) any third party commences a tender or exchange offer which, if consummated, would result in a CIC; (iv) any third party files a proxy statement relating to an election contest with respect to the election or removal of directors which solicitation, if successful, would result in a CIC; or (v) the Board adopts a resolution to the effect that a Potential CIC has occurred.

Retirement Benefit Agreements

     By the terms of their executive employment agreements, each of Messrs. Robert J. Coury, Edward J. Borkowski and Stuart A. Williams generally is entitled to, among other things, the same benefits and perquisites of employment as are provided to similarly-situated chief officers. Each of Mr. Louis J. DeBone and Dr. John P. O’Donnell, also chief officers, is party to a retirement benefit agreement with the Company (as described more fully below). Accordingly, on December 2, 2004, the Board authorized the Company to enter into a Retirement Benefit Agreement (“RBA”) with each of Messrs. Coury, Borkowski and Williams (each an “Executive”), in furtherance of the obligations contained in their respective employment agreements. The Board also authorized the Company to enter into an Amended Retirement Benefit Agreement (the “Amended RBAs”) with each of Mr. DeBone and Dr. O’Donnell

     Upon retirement following completion of ten or more years of service, Messrs. Borkowski and Williams will each receive an annual benefit equal to $150,000 for a period of fifteen years and Mr. Coury will receive an annual benefit equal to $400,000 for a period of fifteen years (the “Retirement Benefit”). An Executive who completes five years of service since his date of hire will be 50% vested in his Retirement Benefit, with an additional 10% of the Retirement Benefit vesting after each full year of service for up to five additional years (the “Partial Benefit”).

     The Retirement Benefit or, if applicable, the Partial Benefit, will generally be payable on a monthly basis on the first day of the seventh month following the month in which the Executive retires. However, monthly benefits will not commence prior to age 55, except in the case of death or upon the occurrence of CIC. A CIC for purposes of the RBAs and Amended RBAs will generally occur if (i) any person or group acquires more than 20% of the Company’s voting securities, (ii) individuals who constitute the Company’s Board or their approved successors cease to constitute at least a majority of the Board, (iii) a business combination involving the Company is consummated, unless after such consummation (A) the Company’s voting securities continue to represent more than 50% of the voting securities of the resulting entity, (B) no person or group acquires more than 20% of the resulting entity’s voting securities, and (C) individuals who constituted the Company’s Board prior to the business combination continue to represent at least a majority of the board of the resulting entity or (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution.

     Upon a CIC, each Executive will become fully vested in his Retirement Benefit and will receive a lump sum payment equal to the net present value of the Retirement Benefit as soon as practicable following any subsequent termination of employment.

     If an Executive dies while employed by the Company, the Executive’s beneficiary will receive, as soon as practicable following death, a lump sum payment equal to the greater of (i) two times the Executive’s base salary or (ii) the net present value of the Retirement Benefit. If an Executive dies following retirement, the Executive’s beneficiary will receive a lump sum payment equal to the net present value of all monthly payments not yet paid.

     The retirement benefit agreements to which the Company is currently party with Mr. DeBone and Dr. O’ Donnell provide for a retirement benefit of $100,000 per year for ten years, together with a death benefit of $1.25 million in the event of death prior to retirement. The Amended RBAs will provide each of these individuals with retirement benefits equal to those contemplated for Messrs. Borkowski and Williams (including extension of payments from ten to fifteen years). Except in the case of a CIC, the increased benefit will be contingent on Mr. DeBone and Dr. O’Donnell continuing to serve out the remainder of the term under their respective employment agreements (September 1, 2006 in the case of Mr. DeBone and March 31, 2007 in the case of Dr. O’Donnell).

     Under the RBAs and the Amended RBAs, the executives are subject to a non-compete for a period of one year following their retirement; provided, that the non-competition covenant will not be applicable if the Company refuses or fails to make (or disputes the making of) the payments contemplated by the agreements following a CIC. In addition, the executives will be required, if requested by the Company, to provide monthly consulting services for a period of five years following their retirement, except that they shall not be required to provide consulting services following a CIC.

Trust Arrangement

     On December 2, 2004, the Board authorized the Company to enter into a trust agreement (the “Trust”), which would provide a source for the payment of benefits under the Transition and Succession Agreements (or related employment agreements), the RBAs (including RBAs with existing retirees) and the Amended RBAs, as well as for the payment or reimbursement of legal expenses incurred in the enforcement of rights under these agreements. It is contemplated that, upon the occurrence of a Potential CIC, the Trust would be funded in an amount equal to 105% of the potential liabilities under these agreements. It is also contemplated that the Trust will prohibit the reversion of funds during the pendency of a Potential CIC (as defined above) and for six months thereafter, as well as following the occurrence of a CIC. The assets of the Trust would remain subject to the Company’s creditors.

Indemnification Agreement

     On December 2, 2004, the Board authorized the Company to enter into an indemnification agreement (“Indemnification Agreement”) with Rod Piatt, a non-employee director of the Company (the “Indemnitee”). The Indemnification Agreement is substantially similar to those previously entered into by the Company with its other directors. The Indemnification Agreement provides that the Company will, to the fullest extent permitted by law, indemnify the Indemnitee against all expenses, liability and loss actually incurred in connection with any criminal, civil, administrative or investigative action, suit or proceeding, whether brought by or in the name of the Company or otherwise, to which the Indemnitee is a party by reason of his relationship with the Company. In addition, the Indemnification Agreement provides for the advancement of expenses incurred by the Indemnitee in connection with any proceeding covered by the Indemnification Agreement.

     The foregoing description of the Indemnification Agreement is a general description only and is qualified in its entirety by reference to the Form of Indemnification Agreement, which is filed as exhibit 10.31 to the Company’s Form 10-Q/A filed for the period ended September 30, 2004, as filed with the Securities and Exchange Commission effective as of December 3, 2004 (“Form 10-Q/A”), and incorporated herein by reference.

Other

     The Company has corrected a typographical error in the Executive Employment Agreement, dated as of July 1, 2004, by and between the Company and Dr. O’Donnell, which was filed as Exhibit 10.29 to the Form 10-Q/A. The correction clarifies that the Minimum Base Salary (as defined in the Agreement) refers to an annual salary rather than a monthly salary. The corrected agreement is attached hereto as Exhibit 10.29.

Item 3.03 –Material Modification to Rights of Security Holders.

     On December 2, 2004, Mylan Laboratories Inc., a Pennsylvania corporation (the “Company”), pursuant to approval by the Company’s Board of Directors, entered into an amendment (the “Amendment”) to the Rights Agreement by and between the Company and American Stock Transfer & Trust Company, dated as of August 22, 1996, as amended as of November 8, 1999, August 13, 2004 and September 8, 2004 (as so amended, the “Rights Agreement”). The Amendment causes the 10% threshold (pursuant to Amendment No. 3 to the Rights Agreement), at which the Rights (as defined in the Rights Agreement) will become immediately exercisable, to remain at 10%

through December 31, 2005 and to automatically revert back to a 15% threshold at 12:01 a.m. (New York time) on January 1, 2006. Previously, the 10% threshold applied only during the pendency of a merger with King Pharmaceuticals, Inc. A copy of the Amendment is attached hereto as Exhibit 4.1.

Item 9.01 – Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
4.1	Amendment No. 4 to Rights Agreement, dated as of December 2, 2004, by and between the registrant and American Stock Transfer & Trust Company.

10.29	Executive Employment Agreement, dated as of July 1, 2004, between the registrant and John P. O’Donnell.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN LABORATORIES INC.
Date: December 3, 2004	By:	/s/ Edward J. Borkowski
Edward J. Borkowski
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amendment No. 4 to Rights Agreement, dated as of December 2, 2004, by and between the registrant and American Stock Transfer & Trust Company.

10.29	Executive Employment Agreement, dated as of July 1, 2004, between the registrant and John P. O’Donnell.